Exhibit 99.1
PROFESSIONAL VETERINARY PRODUCTS, LTD. FILES VOLUNTARY
CHAPTER 11 PETITION TO FACILITATE SALE OF ASSETS
August 20, 2010
Professional Veterinary Products, Ltd. (the “Company”) announced today that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”). The Company will continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company’s subsidiaries, ProConn, LLC and Exact Logistics, LLC, also filed voluntary petitions for relief under Chapter 11 today.
Prior to today’s filing, the Company evaluated a number of options including an overall reorganization of its business operations and sale of the business. At this point, the Company is pursuing a sale of substantially all of its assets pursuant to Section 363 of the Bankruptcy Code under a Bankruptcy Court supervised auction and sale process. The Board of Directors and Management believe that this course of action will be in the best interests of all of the stakeholders and will maximize value for all of the constituents.
Potential bidders who wish to receive information may contact Alex Smith or James Cullen of Alliance Management at (952) 475-2236. All other inquiries should be directed to Cindy Christensen at (402) 829-5203.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s beliefs concerning future business conditions, outlook based on currently available information and statements regarding the Company’s expectations concerning the bankruptcy process. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties. These risks and uncertainties, include, without limitation, (1) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization or liquidation with respect to the bankruptcy case; (2) the ability of the Company to obtain court approval of its motions in the bankruptcy case pursued by it from time to time; (3) risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans, or the appointment of a trustee or to convert the cases to Chapter 7 cases; (4) potential adverse developments with respect to the Company’s liquidity or results of operations; (5) the ability of the Company to fund and execute its business plan; (6) the ability of the Company to retain and compensate key executives and other key employees; and (7) any further deterioration in the macroeconomic environment or consumer confidence. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.